Exhibit 99.1



  For Immediate Release:              Contact: Mario J. Gabelli
                                               Chairman and CEO
                                               (914) 921-5043

                                               For further information visit our
                                               Website at: www.gabelli.com


                      GABELLI ASSET MANAGEMENT ANNOUNCES
                      FINAL RESULTS OF SELF-TENDER OFFER

         Rye, New York, July 8, 2003 - Gabelli Asset Management Inc. (NYSE:
GBL) announced the final results of its self-tender offer, which expired yesterday. One hundred and five shares were properly tendered and accepted for purchase by Gabelli at a purchase price of $31.75 per share.

         On June 5, 2003, Gabelli commenced a tender offer to purchase up to 800,000 shares of its outstanding Class A common stock under a modified "Dutch Auction." The price offered was in the range of $28.00 to $31.75 per share, which reflected the price of Gabelli's shares on the New York Stock Exchange shortly before the announcement of the offer.

         The closing price yesterday of Gabelli's shares on the New York Stock Exchange was $36.85, an increase of more than 15% since the announcement of the offer.

         Gabelli Asset Management Inc., through its subsidiaries, manages approximately $22 billion in assets of mutual funds and closed-end funds (Gabelli Funds, LLC), partnerships (Alternative Investment Group) and private advisory accounts (GAMCO).